Exhibit 99.1

Can-Cal Resources Announces Amended and Restated Material Supply Agreement

LAS VEGAS, NEVADA – March 5, 2014 - Can-Cal Resources Ltd. (“Can-Cal”) (OTCBB: CCRE) announced today that it has entered into an amended and restated material supply agreement (the “Amended MSA”) with Candeo Lava Products, Inc. (“Candeo”), which amends and restates the terms of its existing MSA with Candeo dated April 9, 2013 (the “Original MSA”). Pursuant to the Amended MSA, Candeo is entitled to purchase volcanic lava or cinders from Can-Cal’s Pisgah Mine Project (the “Property”) that is not currently stockpiled on the Property (the “Material”) at a price equal to the greater of fifteen US dollars ($15) per ton and the net sales margins per ton removed from the Property realized as follows: (i) 35% of the net sales margins during the first year of mining; and (ii) 50% of the net sales margins for the subsequent years during the term of the Amended MSA (the “Production Payment”). Under the Amended MSA, Candeo has the exclusive right to remove an initial amount of up to 1,000,000 tons (the “Initial Amount”) of Material from the Property and additional incremental amounts (the “Additional Amounts”) of 1,000,000 tons each, upon the successful removal of the Initial Amount from the Property. Candeo’s right to remove the Additional Amounts from the Property is on the basis that once Candeo has removed the first Additional Amount of the Material from the Property, it shall automatically have the right to remove subsequent Additional Amounts of Material from the Property, so long as it removes its then current Additional Amount.

Candeo will be required to purchase a minimum of ten thousand (10,000) tons of Material during each of the first three years of the term of the agreement, all at a purchase price of fifteen US dollars (US$15.00) per ton, for a total payment of $150,000 per year in each of the first three years of the Term (the “Pre-Purchased Payments”), with credit being given by Can-Cal to Candeo for all pre-paid tons of Material that have already been purchased and paid for under the Original MSA. To date, Can-Cal has received US $64,750 as Pre-Purchased Payments. The Pre-Purchased Material will remain on the Property until Candeo commences its production operations or engages Can-Cal to mine and remove Material on Candeo’s behalf. In the event that Candeo engages Can-Cal to mine and remove any of the Material, Candeo shall pay all of Can-Cal’s reasonable costs and expenses in conducting such mining and removal operations plus a fee of 15%. All mining and removal operations on the Property will be subject to all necessary regulatory and other third party approvals being obtained. The Pre-Purchased Payments will not be refundable to Candeo but shall be credited against the first Production Payments.

The term of the Amended MSA has been extended from an initial period of ten (10) years to twenty (20) years (the “Primary Term”). Under the Amended MSA, Candeo also has the option to extend the term of the Amended MSA for an additional thirty (30) years exercisable at any time with no less than three (3) months written notice prior to the expiration of the Primary Term, provided that Candeo is not in default under any of the provisions of the Amended MSA and that the whole of the Initial Amount has been removed from the Property.

About Can-Cal Resources

Can-Cal is an emerging precious metals exploration company actively engaged in identifying commercial mining opportunities. Can-Cal is currently focusing its efforts on the following three properties: Pisgah, California, Wikieup, Arizona and Cerbat, Arizona.

For Further Information Please Contact:

Michael Hogan, Chief Executive Officer Can-Cal Resources Ltd.

8205 Aqua Spray Avenue

Las Vegas, Nevada 89128

Tel: (702) 243-1849

Fax: (702) 243-1869

Website: www.can-cal.com

Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors and assumptions that should be considered is contained in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.